Exhibit 10.1

GENMARK DIAGNOSTICS, INC
EXECUTIVE SEVERANCE PLAN

1. ESTABLISHMENT AND PURPOSE OF PLAN
1.1    Establishment. The GenMark Diagnostics, Inc. Executive Severance Plan (the “Plan”) is hereby established by the Compensation Committee (the “Committee”) of the Board of Directors of GenMark Diagnostics, Inc., effective July 31, 2019 (the “Effective Date”).
1.2    Purpose. The Company draws upon the knowledge, experience and advice of its senior leadership team in order to manage its business for the benefit of the Company’s stockholders. The Committee has determined that it is in the best interests of the Company and its stockholders to provide for the continued dedication of its employees by establishing this Plan to provide severance benefits to eligible employees whose employment terminates under circumstances described in this Plan.
2.     DEFINITIONS AND CONSTRUCTION
2.1    Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:
(a)“Accrued Amounts” mean, collectively:
(1)any accrued but unpaid base salary prorated to the Termination Date and accrued but unused vacation, both of which shall be paid on the Termination Date in accordance with the Company’s customary payroll procedures;
(2)reimbursement of unreimbursed business expenses properly incurred by the Participant, which shall be subject to, and paid in accordance with, the Company’s expense reimbursement policy; and
(3)such employee benefits (including equity compensation), if any, to which the Participant may be entitled under the Company’s employee benefit plans as of the Termination Date.
(b)“Acquiror” means the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, in connection with a Change in Control.
(c)“Base Salary Rate” means the Participant’s monthly base salary rate in effect immediately prior to the Participant’s termination of employment (without giving effect to any reduction in the Participant’s base salary rate constituting Good Reason). Base Salary Rate does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means the occurrence of any of the following:
(1)the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; or
(2)the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Participant’s improper use or disclosure of the Company’s confidential or proprietary information); or
(3)the Participant’s substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same or similar position; or

(4)the Participant’s conviction (including any plea of guilty or nolo contendere) of a felony, or of a misdemeanor which would have a material adverse effect on the Company’s goodwill if the Participant were to be retained as an employee of the Company; or
(5)the Participant’s willful failure to comply with the written policies and procedures of the Company including but not limited to the Company’s Code of Business Conduct and the Company’s Insider Trading Policy.
(f)“Change in Control” means the occurrence of any of the following after the Effective Date:
(1)Any one person, or more than one person acting as a group (a “Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock. The term “Person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of the Company’s securities would be required to be reported under Regulation 13(D) under the Securities Exchange Act of 1934, as amended, or any similar successor regulation or rule. For purposes of this clause (1), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;
(2)A change in the effective control of the Company which occurs on the date that a majority of the members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(3)The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets, which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (3), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Notwithstanding the foregoing, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if, upon consummation of such transaction, all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company immediately after such transaction.
(g)“Change in Control Period” means the period beginning on the date ninety (90) days preceding the date of an event constituting a Change in Control and ending with the close of business on the first anniversary of the date of such event.
(h)“CIC Severance Benefit Period” means, for each Participant, the CIC Severance Benefit Period set forth in the Participant’s Participation Agreement, which will apply in connection with a Qualifying Termination that occurs during a Change in Control Period.
(i)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.
(j)“Committee” means the Compensation Committee of the Board.
(k)“Company” means GenMark Diagnostics, Inc., a Delaware corporation, and a Successor that agrees to assume all of the rights and obligations of the Company under this Plan or a Successor which otherwise becomes bound by operation of law under this Plan.
(l)“Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other affiliated business entity thereof.

(m)“Equity Award” means an award relating to the Company’s common stock (or an equivalent equity award as assumed, continued or substituted for by an Acquiror), whether a stock option, stock appreciation right, shares of restricted stock, restricted stock units, performance shares, performance units, or other share-based compensation award.
(n)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o)“Good Reason” means the occurrence of any of the following during a Change in Control Period without the Participant’s written consent:
(1)a material reduction by the Company of the Participant’s Base Salary Rate as in effect immediately prior to such reduction (provided that any reduction by 10% or more in a Participant’s Base Salary Rate shall be treated as material hereunder); or
(2)the material diminution of the Participant’s authority, position or duties so that the Participant’s duties are no longer consistent with the Participant’s position immediately prior to such change; provided that if the Participant is determined to have a disability, and if the Company offers the Participant the opportunity to remain employed in a different capacity that accommodates the Participant’s disability, with different duties and compensation structure in lieu of termination, such change in responsibilities and compensation shall not constitute Good Reason; or
(3)the relocation of the Participant’s principal work location that increases the Participant’s one-way commuting distance from the Participant’s home to such new work location by thirty (30) miles or more.
Before the Participant may resign for Good Reason, (i) the Participant must provide the Company with a Notice of Termination within ninety (90) days following the initial event that the Participant believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for the Participant’s resignation for Good Reason, and the thirty (30) day Notice Period will commence on the date of delivery of such Notice of Termination. The Company shall have an opportunity within such Notice Period to cure the Good Reason condition, provided that the Company may waive such cure period by giving written notice to the Participant that it does not intend to cure such condition. The failure by the Participant to include in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason will not preclude the Participant from asserting such fact or circumstance in enforcing the Participant’s rights under this Plan. For the purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board that Good Reason does not exist, and the Board, acting in good faith, affirms such determination (excluding the Participant if the Participant is a member of the Board).
(p)“Non-CIC Severance Benefit Period” means, for each Participant, the Non-CIC Severance Benefit Period set forth in the Participant’s Participation Agreement, which will apply in connection with a Qualifying Termination that does not occur during a Change in Control Period.
(q)“Non-Qualifying Termination” means any termination of a Participant’s employment with the Company which is not a Qualifying Termination.
(r)“Notice of Termination” means the notice described in Section 4.
(s)“Notice Period” means a period of thirty (30) days commencing on the date of delivery of a Notice of Termination.
(t)“Participant” means an employee of the Company or its subsidiaries who is designated by the Committee to participate in the Plan and who has executed a Participation Agreement.
(u)“Participation Agreement” means an Agreement to Participate in the GenMark Diagnostics, Inc. Executive Severance Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant.
(v)“Permanent Disability” means a Participant’s incapacity due to bodily injury or disease which (1) prevents the Participant from engaging in the full-time performance of the Participant’s duties for a period of six (6)

consecutive months and (2) will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Participant’s life.
(w)“Pre-Change in Control Period” means that portion of the Change in Control Period occurring prior to the consummation of a Change in Control.
(x)“Qualifying Termination” means, as applicable:
(1)if such termination does not occur during a Change in Control Period, termination by the Company Group of the Participant’s employment for any reason other than Cause; or
(2)if such termination occurs during a Change in Control Period, either (i) termination by the Company Group of the Participant’s employment for any reason other than Cause or (ii) the Participant’s termination of employment with the Company Group for Good Reason, provided that such termination for Good Reason occurs within ninety (90) days following the initial occurrence of the condition constituting Good Reason;
provided, however, that Qualifying Termination shall not include any termination of the Participant’s employment which is (i) for Cause, (ii) a result of the Participant’s death or Permanent Disability, or (iii) a result of the Participant’s voluntary termination of employment other than for Good Reason.
(y)“Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit B (“General Release of Claims [Age 40 and over]”) or Exhibit C (“General Release of Claims [Under age 40]”), whichever is applicable, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 10 (Exclusive Remedy) hereof.
(z)“Release Deadline Date” means the sixtieth (60th) day following the Participant’s Termination Date.
(aa)“Section 409A” means Section 409A of the Code.
(bb) “Section 409A Deferred Compensation” means compensation and benefits provided by the Plan that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.
(cc) “Separation from Service” means a separation from service within the meaning of Section 409A.
(dd) “Short-Term Deferral Period” means a period determined in accordance with Treasury Regulation Section 1.409A-1(b)(4) beginning on the Termination Date with respect to a Qualifying Termination of the Participant and ending on the 15th day of the third month following the later of (i) the last day of the calendar year or (ii) the last day of the Company’s taxable year in which, in either case, the Termination Date occurs.
(ee) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.
(ff) “Target Bonus” means the target amount of Participant’s annual cash incentive bonus for the Company fiscal year in which the Termination Date occurs, determined by assuming achievement of all Company performance goals and individual performance goals at their target levels in accordance with the Company’s annual incentive bonus plan and as established by the Committee.
(gg) “Termination Date” means:
(1)if the Company terminates the Participant’s employment without Cause, the date specified in the Notice of Termination, which shall be the day immediately following completion of the Notice Period commencing on the date on which the Notice of Termination is delivered to the Participant; provided that the Company shall have the option to relieve the Participant of all job duties, positions and responsibilities for all or any part of the Notice Period and provide the Participant with payment at the Participant’s then current Base Salary Rate in lieu of any portion of the Notice Period for which the Participant is so relieved of duty, which amount shall be paid in a lump sum on the Participant’s

Termination Date, and, in such case, for all purposes of this Plan, the Participant’s Termination Date shall be the date as of which the Participant is relieved of all job duties; and
(2)if the Participant terminates his/her employment with or without Good Reason, the date specified in the Participant’s Notice of Termination, which shall be the day immediately following completion of the Notice Period commencing on the date on which the Notice of Termination is delivered to the Company; provided that the Company may waive all or any part of the Notice Period by giving written notice of such waiver to the Participant and providing the Participant with payment at the Participant’s then current Base Salary Rate in lieu of the portion of the Notice Period waived, which amount shall be paid in a lump sum on the Participant’s Termination Date, and, in such case, for all purposes of this Plan, the Participant’s Termination Date shall be the date as of which the Participant is relieved of all job duties.
Notwithstanding anything contained herein to the contrary, the Termination Date shall not occur until the date on which the Participant incurs a Separation from Service.
2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.ELIGIBILITY AND PARTICIPATION
Eligibility to participate in the Plan shall be limited to those employees of the Company and its subsidiaries who are designated by the Committee. Notwithstanding the foregoing, the individuals eligible to become Participants shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA. To become a Participant, an eligible individual must execute a Participation Agreement.
4.NOTICE OF TERMINATION
Any termination of a Participant’s employment by the Company or by the Participant (other than termination on account of the Participant’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 17. The Notice of Termination shall specify (a) the facts and circumstances claimed to provide a basis for termination of the Participant’s employment and (b) the applicable Termination Date.
5.NON-QUALIFYING TERMINATION
In the event of a Participant’s Non-Qualifying Termination, the Participant shall be entitled to receive only the Participant’s Accrued Amounts.
6.QUALIFYING TERMINATION
6.1    Not During a Change in Control Period. In the event of a Participant’s Qualifying Termination that does not occur during a Change in Control Period, the Participant shall be entitled to receive the Participant’s Accrued Amounts. In addition, provided that the Participant executes a Release that becomes effective and irrevocable on or before the Release Deadline Date, the Participant shall be entitled to receive the following severance payments and benefits:
(a)Base Salary Severance Benefit. An amount equal to the product of the Participant’s Base Salary Rate and the number of months contained in the Participant’s Non-CIC Severance Benefit Period shall be paid in cash in a single lump sum on the next regular payroll date following the effective date of the Release (but in no event later than the lapsing of the Short-Term Deferral Period).
(b)Health Care Benefit. Payment by the Company of the premiums required to continue the Participant’s group health care coverage for the same level of health coverage and benefits as in effect for the Participant on the day immediately preceding the Termination Date for the Participant’s Non-CIC Severance Benefit Period following the Termination Date (the “Premium Payment Period”) under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that the Participant elects to continue and remains eligible for these benefits under COBRA and does not become eligible for health coverage through another employer during this period. Notwithstanding the foregoing, if the Company determines, in its reasonable discretion, that either (i) the payment of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) (the “Impermissible Payment”) or (ii) any portion of the Premium Payment Period would exceed the maximum healthcare continuation coverage period available to the Participant under COBRA (the “Excess Payment”), then, in lieu of paying such premiums with respect to the Impermissible Payment or the Excess Payment, the Company, in its sole discretion, may elect to instead pay the Participant on the first day of each month during the Premium Payment Period, a fully taxable cash payment (the “Special Separation Payment”) equal to the Impermissible Payment or the Excess Payment, as applicable, for that month, for the remainder of the Premium Payment Period. The Special Separation Payment with respect to the Impermissible Payment (but not the Excess Payment) will cease should Executive elect to cease, or become ineligible for, continued health care coverage under COBRA.
6.2    During a Change in Control Period. In the event of a Participant’s Qualifying Termination that occurs during a Change in Control Period, the Participant shall be entitled to receive the Participant’s Accrued Amounts. In addition, provided that the Participant executes a Release that becomes effective and irrevocable on or before the Release Deadline Date, the Participant shall be entitled to receive the following severance payments and benefits, reduced by the portion, if any, of such severance payments and benefits previously provided in accordance with Section 6.1 if the Participant’s Qualifying Termination occurred during the Pre-Change in Control Period:
(a)Base Salary Severance Benefit. An amount equal to the product of the Participant’s Base Salary Rate and the number of months contained in the Participant’s CIC Severance Benefit Period shall be paid in cash in a single lump sum on the next regular payroll date following the later of (i) the effective date of the Release or (ii) the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period).
(b)Bonus Severance Benefit. An amount equal to the Participant’s Target Bonus shall be paid in cash in a single lump sum on the next regular payroll date following the later of (i) the effective date of the Release or (ii) the consummation of the Change in Control (but in no event later than the lapsing of the Short-Term Deferral Period).
(c)Health Care Benefit. Payment by the Company of the premiums required to continue the Participant’s group health care coverage for the same level of health coverage and benefits as in effect for the Participant on the day immediately preceding the Termination Date for the Participant’s CIC Severance Benefit Period following the Termination Date under the applicable provisions of COBRA and upon the same terms and subject to the same conditions provided in Section 6.1(b).
7.     INTENTIONALLY OMITTED
8.     CERTAIN TAX MATTERS
8.1    Federal Excise Tax Under Section 4999 of the Code.
(a)Excess Parachute Payments. If any payments and other benefits provided to a Participant by this Plan or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 8.1, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be payable to the Participant either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the Excise Tax, in the Participant’s receipt on an after-tax basis of the greatest amount of Payments, by reducing Payments in the following order: (i) reduction or elimination of cash severance benefits that are subject to Section 409A of the Code; (ii) reduction or elimination of cash severance benefits that are not subject to Section 409A of the Code; (iii) cancellation or reduction of accelerated vesting of Equity Awards that are not stock options or stock appreciation rights; (iv) cancellation or reduction of accelerated vesting of stock options and stock appreciation rights; and (v) reduction or elimination of other Payments. In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. If two or more Equity Awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.
(b)Determination by Tax Firm. The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and the Participant shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and the Participant as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Participant.
8.2    Compliance with Section 409A. The Company intends that this Plan (and all payments and other benefits provided under this Plan) shall be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the Company intends that this Plan (and such payments and benefits) shall comply with the requirements of Section 409A. Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by the Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:
(a)Separation from Service. To the extent required to be exempt from, or to comply with Section 409A, payments and benefits otherwise payable or provided pursuant to the Plan upon a Participant’s Qualifying Termination shall be paid or provided only at the time of a termination of the Participant’s service which constitutes a Separation from Service.
(b)Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to the Plan upon the Separation from Service of a Participant who is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology described in applicable Treasury Regulation) shall be paid or provided only upon the later of (1) the date that is six (6) months and one (1) day after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with the Plan. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)Separate Payments. Each payment made under this Plan shall be treated as a separate payment, and the right of a Participant to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.
(d)Expense Reimbursements and In-Kind Benefits. With regard to any provision in this Plan for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Plan that does not constitute Section 409A Deferred Compensation, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Participant’s taxable year following the taxable year in which the expense occurred.
(e)Intentionally Omitted.
8.3    Tax Withholding. The Company shall have the right to withhold from any amount payable under this Plan any Federal, state, local and foreign taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
9.     CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS
9.1    Effect of Plan. With the exception of any Equity Award agreements, the terms of this Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior severance pay and benefit arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and, subject to Section 9.2, shall be the exclusive agreement for the determination of any payments and benefits due to the Participant upon the events described in this Plan.

9.2    Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 9.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in (a) the Plan, (b) any agreement between the Participant and the Company, or (c) any other plan, practice or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Plan upon such events, and the aggregate amounts payable under this Plan shall be reduced to the extent of any excess (but not below zero).
10.EXCLUSIVE REMEDY
The payments and benefits provided by this Plan, shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Qualifying Termination. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of the Participant’s Qualifying Termination with respect to which the payments and benefits described in this Plan have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Section 9.2, in a duly executed employment agreement between Company and the Participant.
11.PROPRIETARY AND CONFIDENTIAL INFORMATION
Each Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company or any other member of the Company Group.
12.NON-SOLICITATION
If the Company performs its obligations to deliver the payments and benefits required by this Plan, then for a period equal to the CIC Severance Benefit Period or Non-CIC Severance Benefit Period applicable to a Participant following the Participant’s Qualifying Termination, the Participant shall not, directly or indirectly, recruit, solicit or invite the solicitation of any employees of the Company or any other member of the Company Group to terminate their employment relationship with the Company Group.
13.NO CONTRACT OF EMPLOYMENT
Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits thereunder shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in a written employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time, with or without cause, and with or without notice except as otherwise provided by Section 4. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.
14.CLAIMS FOR BENEFITS
14.1    ERISA Plan. This Plan is intended to be (a) an employee welfare benefit plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.
14.2    Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Company’s Vice President, Human Resources (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

14.3    Appeal of Denial of Claim.
(a)If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:
(1)The specific reason or reasons for the denial;
(2)References to the specific Plan provisions on which the denial is based;
(3)A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and
(4)An explanation of the Plan’s claims review procedures and time limits applicable to such procedures, including a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
(b)If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.
(c)If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the claimant or his or her duly authorized representative:
(1)may request in writing that the Appeals Administrator review the denial;
(2)may review pertinent documents; and
(3)may submit issues and comments in writing.
(d)The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:
(1)The specific reason or reasons for the denial;
(2)References to the specific Plan provisions on which the denial is based;
(3)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and
(4)A statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.
14.4    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)In any such legal action, all explicit and implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

15.DISPUTE RESOLUTION
In the event of any dispute or claim relating to or arising out of this Plan that is not resolved in accordance with procedure described in Section 14, the Company and the Participant, each by executing a Participation Agreement, agree that all such disputes or claims shall be resolved by means of binding arbitration in San Diego County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in that State or as otherwise required by ERISA. Any arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Plan.
16.SUCCESSORS AND ASSIGNS
16.1    Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.
16.2    Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If a Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.
17.NOTICES
For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:
(a)if to the Company:
GenMark Diagnostics, Inc.
5964 La Place Court
Carlsbad, California 92008
Attention: General Counsel
(b)    if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.
Either party may provide the other with notices of change of address, which shall be effective upon receipt.
18.TERMINATION AND AMENDMENT OF PLAN
Unless extended by the Board or the Committee, the Plan and all Participation Agreements shall expire on the third (3rd) anniversary of the Effective Date. Except as provided by the preceding sentence, the Plan and/or any Participation Agreement executed by a Participant may not be terminated with respect to such Participant without the written consent of the Participant and the approval of the Board or the Committee. The Plan and/or any Participation Agreement executed by a Participant may be modified, amended or superseded with respect to such Participant only by a supplemental written agreement between the Participant and the Company approved by the Board or the Committee. Notwithstanding any other provision of the Plan to the contrary, the Board for the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

19.MISCELLANEOUS PROVISIONS
19.1    Administration. The Plan shall be administered by the Committee. The Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan, to construe and interpret the Plan, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Plan, including, but not limited to, eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations and other actions of the Committee shall be binding and conclusive on all persons. All expenses incurred in connection with the administration of the Plan, including the claims procedures described in Section 14, shall be paid by the Company.
19.2    Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.
19.3    No Duty to Mitigate; Obligations of Company. A Participant shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit (except for the benefits described in Section 6.1(b) or Section 6.2(c)) be reduced by any compensation or benefits that the Participant may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Participant and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Participant or any third party at any time.
19.4    Recoupment. Without the consent of any Participant and notwithstanding any other provision of this Plan or any other agreement between the Participant and the Company to the contrary, any incentive-based compensation, or any other compensation, paid to the Participant pursuant to this Plan or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and recoupment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). This Section 19.4 shall survive the termination of this Plan for a period equal to the greater of (a) three (3) years and (b) such longer period required by the applicable law, government regulation, order or stock exchange listing requirement.
19.5    No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.
19.6    Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
19.7    Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.
19.8    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
19.9    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
19.10    Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors before executing the Participation Agreement.
19.11    Further Assurances. From time to time, at the Company’s request and without further consideration, the Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, the Participant’s Participation Agreement and the Release, and to provide adequate assurance of the Participant’s due performance thereunder.
20.Agreement
By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Plan and has read, understands and is familiar with the terms and provisions of this Plan. This Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.
IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Plan as duly adopted by the Committee on July 31, 2019.

/s/ Eric Stier
Eric Stier, Secretary

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

GENMARK DIAGNOSTICS, INC.

EXECUTIVE SEVERANCE PLAN

AGREEMENT TO PARTICIPATE IN THE
GENMARK DIAGNOSTICS, INC.
EXECUTIVE SEVERANCE PLAN
In consideration of the benefits provided by the GenMark Diagnostics, Inc. Executive Severance Plan (the “Plan”), the undersigned employee of GenMark Diagnostics, Inc. (the “Company”) and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Plan and shall be fully bound by and subject to all of its provisions. All references to a “Participant” in the Plan shall be deemed to refer to the undersigned.

Definitions. For the purposes of the Participant’s participation in the Plan, certain capitalized terms shall have the following meanings:

1.	“CIC Severance Benefit Period” means a period of [twelve (12)] [nine (9)] [six (6)] months.

2.	“Non-CIC Severance Benefit Period” means a period of six (6) months.
The undersigned employee acknowledges that the Plan confers significant legal rights and may also constitute a waiver of rights under other agreements with the Company; that the Company has encouraged the undersigned to consult with the undersigned’s personal legal and financial advisors; and that the undersigned has had adequate time to consult with the undersigned’s advisors before executing this agreement.

The undersigned employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan. The undersigned employee further acknowledges that (1) by accepting the arbitration provision set forth in Section 15 of the Plan, the undersigned is waiving any right to a jury trial in the event of any dispute covered by such provision and (2) except as otherwise established in a written employment agreement between the Company and the undersigned, the employment relationship between the undersigned and the Company is an “at-will” relationship.

Executed as of July 31, 2019.

PARTICIPANT	GENMARK DIAGNOSTICS, INC.

________________________________	By:______________________________
Signature

________________________________	Title:____________________________
Name Printed

________________________________
Address__________________________

EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS
[Age 40 and over]

GENERAL RELEASE OF CLAIMS
[Age 40 and over]

This Agreement is by and between [Employee Name] (“Employee”) and [GenMark Diagnostics, Inc. or Successor that agrees to assume the Executive Severance Plan] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.

RECITALS
A.    Employee was employed by the Company as of ___________, ____.

B.    Employee and the Company entered into an Agreement to Participate in the GenMark Diagnostics, Inc. Executive Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of __________, ____ wherein Employee is entitled to receive certain benefits in the event of an Qualifying Termination (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).

C.    Employee’s employment has been terminated as a result of an Qualifying Termination (as defined by the Plan). Employee’s last day of work and termination are effective as of _______________, ____. Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.    Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.    Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Effective Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan.

3.    Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.
4.    Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, and (iii) any Equity Award agreements between the Company and Employee.

5.    This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.    The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the provisions of Section 14 and Section 15 of the Plan.

7.    The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in San Diego County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO [21] [45] DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:___________________________________________	________________________________________________
[Employee Name]
Dated:___________________________________________	[Company] By:_____________________________________________

EXHIBIT C

FORM OF

GENERAL RELEASE OF CLAIMS
[Under age 40]

GENERAL RELEASE OF CLAIMS
[Under age 40]

This Agreement is by and between [Employee Name] (“Employee”) and [GenMark Diagnostics, Inc. or Successor that agrees to assume the Executive Severance Plan] (the “Company”). This Agreement is effective on the day it is signed by Employee (the “Effective Date”).

RECITALS
A.    Employee was employed by the Company as of ____________, ____.

B.    Employee and the Company entered into an Agreement to Participate in the GenMark Diagnostics, Inc. Executive Severance Plan (such agreement and plan being referred to herein as the “Plan”) effective as of ___________, ____ wherein Employee is entitled to receive certain benefits in the event of an Qualifying Termination (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).

C.    Employee’s employment has been terminated as a result of an Qualifying Termination (as defined by the Plan). Employee’s last day of work and termination are effective as of ______________, ____ (the “Termination Date”). Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.    Commencing on the Effective Date, the Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.    Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Termination Date, including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan.

3.    Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.
4.    Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and his obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, and (iii) any Equity Award agreements between the Company and Employee.

5.    This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.    The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to Section 14 and Section 15 of the Plan.

7.    The parties agree that any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in San Diego County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:___________________________________________	________________________________________________
[Employee Name]
Dated:___________________________________________	[Company] By:_____________________________________________